Exhibit 10.3

Restricted Stock Units Award
To Board of Directors
TRIMAS CORPORATION
2017 EQUITY AND INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNITS AGREEMENT

TriMas Corporation (the “Company”), as permitted by the TriMas Corporation 2017 Equity and Incentive Compensation Plan (“Plan”), and as approved by the Committee, has granted to the individual listed below (“Grantee”), a Restricted Stock Units award (“Award”) for the number of Restricted Stock Units set forth below (“Restricted Stock Units”), subject to the terms and conditions of the Plan and this Restricted Stock Units Agreement (“Agreement”).
Unless otherwise defined in this Agreement, the terms used in this Agreement have the same meanings as defined in the Plan. The term “Service Provider” as used in this Agreement means an individual actively providing services to the Company or a Subsidiary. A Service Provider includes a member of the Board.
I.    NOTICE OF AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	As of [enter date]
Date of Grant:	May 1, 2018
Number of Restricted Stock Units:	[number of Restricted Stock Units]

II.    AGREEMENT
A.    Grant of Restricted Stock Units. The Company has granted to Grantee (who, pursuant to this Award is a Participant in the Plan) the number of Restricted Stock Units set forth above, subject to adjustment as provided in this Agreement. The Restricted Stock Units evidenced by this Agreement are payable only in shares of Common Stock as described in Section II.A.2. Notwithstanding anything to the contrary anywhere else in this Agreement, the Restricted Stock Units subject to this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.
1.    Vesting.
(a)General. Subject to Section II.A.1(b), the Restricted Stock Units will vest in full on the first anniversary of the Date of Grant (the “Vesting Date”), subject generally to Grantee’s continued status as a Service Provider through such Vesting Date. In particular, this Award is subject to Section 18(c) of the Plan.
(b)Termination of Service; Forfeiture. Any unvested Restricted Stock Units subject to this Award will be canceled and forfeited if Grantee terminates as a Service Provider, or if Grantee’s status as a Service Provider is terminated by the Company, for any reason before the Vesting Date; provided, however, if Grantee ceases to be a Service Provider prior to the Vesting Date as a result of Grantee’s death, Disability or Retirement, Grantee shall fully vest in the Restricted Stock Units subject to this Award as of the date on which Grantee ceases to be a Service Provider due to Grantee’s death, Disability or Retirement.
(c)Disability Definition. For purposes of this Agreement, “Disability” (and similar terms) means Grantee’s physical or mental condition resulting from any medically determinable physical or mental impairment that renders Grantee incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 365 days. Notwithstanding the foregoing, Grantee shall not be deemed to be Disabled as a result of any condition that:
(1)    was contracted, suffered, or incurred while Grantee was engaged in, or resulted from Grantee having engaged in, a felonious activity;

(2)    resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan; or

(3)    resulted from service in the Armed Forces of the United States for which Grantee received or is receiving a disability benefit or pension from the United States, or from service in the armed forces of any other country irrespective of any disability benefit or pension.

The Disability of Grantee and the date on which Grantee ceases to be a Service Provider by reason of Disability shall be determined by the Committee, in accordance with uniform principles consistently applied, on the basis of such evidence as the Committee and the Company deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of the Plan. The Committee or the Company shall have the right to require Grantee to submit to an examination by a physician or physicians and to submit to such reexaminations as the Committee or the Company shall require in order to make a determination concerning Grantee’s physical or mental condition; provided, however, that Grantee may not be required to undergo a medical examination more often than once each 180 days. If Grantee engages in any occupation or employment (except for rehabilitation as determined by the Committee) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Committee, on the recommendation of the Company, determines on the basis of a medical examination that Grantee no longer has a Disability, or if Grantee refuses to submit to any medical examination properly requested by the Committee or the Company, then in any such event Grantee shall be deemed to have recovered from such Disability.

(d)Retirement Definition. For purposes of this Agreement, “Retirement” means termination of Grantee’s status as a Service Provider with the consent of the Committee after attaining age 55 and five years of service with the Company and its Subsidiaries.
2.    Settlement.
(a)General. Subject to Section II.A.2(b) below, and as soon as administratively practicable following (but no later than thirty (30) days following) the Vesting Date, the Company shall issue Grantee one share of Common Stock for each vested Restricted Stock Unit.
(b)Other Payment Events. Notwithstanding Section II.A.2(a), to the extent the Restricted Stock Units are vested as a result of Section II.A.1(b) (and have not previously been settled) on the date of Grantee’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), the Company shall issue Grantee one share of Common Stock for each vested Restricted Stock Unit as soon as practicable following (but no later than thirty (30) days following) the date of such separation from service.
3.    Dividend Equivalent Rights. Grantee shall be credited with cash per Restricted Stock Unit equal to the amount of each cash dividend paid by the Company (if any) to holders of Common Stock generally with a record date occurring on or after the Date of Grant and prior to the time when the Restricted Stock Units are settled in accordance with Section II.A.2 hereof. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment or forfeitability) as apply to the Restricted Stock Units based on which the dividend equivalents were credited, and such amounts shall be paid in either cash or Common Stock, as determined by the Committee in its sole discretion, at the same time as the Restricted Stock Units to which they relate. If such amounts are paid in Common Stock, the number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing such credited amounts by the Market Value per Share on the payment date.
4.    Rights as a Shareholder. Grantee will not have any rights of a stockholder (including voting and dividend rights) with respect to the Restricted Stock Units covered by this Award (except as otherwise provided in Section II.A.3).
5.    Adjustments. The Restricted Stock Units covered by this Award will be subject to adjustment as provided in Section 11 of the Plan.
B.    Other Terms and Conditions.
1.    Non-Transferability of Award. Except as described below, this Award and the Restricted Stock Units subject to this Award may not be sold, pledged, assigned, hypothecated,

transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
2.    Taxes. Grantee is responsible for the payment of any and all taxes that arise with respect to this Award. Grantee agrees to tender sufficient funds to satisfy any applicable taxes arising in connection with the vesting of the Restricted Stock Units (or other applicable events) under this Award.
3.    Dispute Resolution. Grantee and the Company agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section II.B.3, irrespective of its magnitude, the amount in controversy, or the nature of the relief sought, in accordance with the following:
(a)Negotiation. Grantee and the Company will use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.
(b)Arbitration. If Grantee and the Company do not reach a solution within a period of 30 days from the date on which the dispute, claim, disagreement, or controversy arises, then, upon written notice by Grantee to the Company or the Company to Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules and Mediation Procedures (the “Arbitration Rules”).
(1)    Arbitrator. The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters. The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration. If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules. The Company will pay all of the reasonable fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator. Each party to the arbitration will be responsible for his/its respective attorneys fees or other costs of representation.
(2)    Location. The arbitration will be conducted in Oakland County, Michigan.
(3)    Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.
(4)    Decision. Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding. The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.
(5)    Power. Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
The provisions of this Section II.B.3 survive the termination or expiration of this Agreement, are binding on the Company’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Company. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.
4.    Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee).
5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Company or any Subsidiary of the Company, which are hereby expressly reserved.
6.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
7.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware, notwithstanding conflict of law provisions.
8.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Stock Units and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
8.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall materially adversely affect the rights of Grantee under this Agreement without Grantee’s written consent, and (b) Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
8.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
TRIMAS CORPORATION

Dated as of: [grant date]	By: /s/ Joshua A. Sherbin Name: Joshua A. Sherbin Title: Senior Vice President and General Counsel

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON BELOW, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.